Exhibit 99.1

RAYONIER

News Release

Contacts:

Investors Carl Kraus 904-357-9158
Media Robin Keegan 904-357-9194

Rayonier Names Boynton President and COO

JACKSONVILLE, Fla., Sept. 9, 2010 - Rayonier (NYSE:RYN) today announced that Paul G. Boynton has been elected president and chief operating officer by the company's board of directors, effective October 1. Boynton will report to Lee M. Thomas, chairman and CEO.

Boynton will be responsible for all of Rayonier's operating businesses. He will maintain oversight for Rayonier's Forest Resources business, which sustainably manages nearly 2.5 million acres of timberland in the U.S. and New Zealand, and for the Real Estate business, which manages the thousands of acres of land with potential for commercial, residential, conservation or recreational uses. Boynton will also resume responsibility for the Performance Fibers business, a global leader in the manufacture of high-performance specialty cellulose fibers.

Boynton joined the company in 1999 and currently serves as executive vice president, Forest Resources and Real Estate. Prior to that, he was senior vice president, Performance Fibers and Wood Products. Boynton holds a Bachelor of Science in mechanical engineering from Iowa State University, a Master of Business Administration from the University of Iowa, and graduated from the Harvard University Graduate School of Business Advanced Management Program. He is also a director of The Brinks Company, a global security services company with operations in more than 50 countries.

"Paul's strong track record and leadership experience in each of our three core businesses make him uniquely qualified to assume overall operational responsibility," commented Thomas. "I look forward to working with Paul as we execute our strategy to maximize value from a growing timberland base and to produce the world's highest quality cellulose products."

For further information, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are available by calling 1-800-RYN-7611.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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50 N. Laura Street, Jacksonville, FL 32202

904-357-9100